EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Second Amended and Restated Equity Participation Plan of Oil States International, Inc. of our reports dated February 21, 2025, with respect to the consolidated financial statements of Oil States International, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Oil States International, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 13, 2025